EXHIBIT 5.1

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99204
(509) 624-1478
FAX (509) 747-1770

September 10, 2003

Securities and Exchange Commission
450 Fifth Avenue N.W.
Washington, D. C. 20549

RE: LUNA GOLD CORP.
formerly wwbroadcast.net inc.

Gentlemen:

Please be advised that, I have reached the following conclusions regarding the above offering:

1. Luna Gold Corp., formerly, wwbroadcast.net inc. (the "Company") is a duly and legally organized and exiting Wyoming state corporation with its registered office located in Cheyenne, Wyoming and its principal place of business located in Vancouver, British Columbia. The Articles of Continuance and corporate registration fees were submitted to the Wyoming Secretary of State's office and filed with the office on July 14, 1999. The Company's existence and form is valid and legal pursuant to the representation above.

2. The Company is a fully and duly incorporated Wyoming corporate entity. The Company has one class of common stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The common stock previously issued by the Company is in legal form and in compliance with the laws of the State of Wyoming, and when such stock was issued it was fully paid for and non-assessable. The shares of common stock to be sold under this Form SB-2 Registration Statement are likewise legal under the laws of the state of Wyoming.

3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

Securities and Exchange Commission
RE: Luna Gold Corp.
formerly wwbroadcast.net inc.
September 10, 2003

5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6. All tax benefits to be derived from the Company's operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

7. By directors' resolution, the Company has authorized the issuance of 8,541,667 shares of common stock as follows: 3,000,000 shares of common stock at $0.30 per share; 4,416,667 shares of common stock at $0.12 per share upon the exercise of the A Warrants; and, 1,125,000 shares of common stock at $0.30 per share upon the exercise of the B Warrants.

The Company's Articles of Continuance presently provide the authority to the Company to issue 100,000,000 shares of common stock, no par value. Therefore, a board of directors' resolution which authorized the issuance for sale of the securities set forth in paragraph no. 7 of this opinion is within the authority of the Company's directors and the securities when issued, will be validly issued, fully paid and non-assessable.

This opinion opines upon Wyoming law including the statutory provisions, all applicable provisions of the Wyoming constitution and reported judicial decisions interpreting those laws.

I consent to this opinion being filed as an exhibit to the Company's Form SB-2 registration statement and consent to the reference of my firm in the registration statement.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak